EXHIBIT 4.1

EXECUTION COPY

SECOND AMENDED AND RESTATED RECEIVABLES
CONTRIBUTION AND SALE AGREEMENT
between
BANK OF AMERICA, NATIONAL ASSOCIATION
and
BANC OF AMERICA CONSUMER CARD SERVICES, LLC
Dated as of October 1, 2014

-i-

-ii-

SECOND AMENDED AND RESTATED RECEIVABLES CONTRIBUTION AND SALE AGREEMENT, dated as of October 1, 2014, by and between BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association (together with its permitted successors and assigns, "BANA"), and BANC OF AMERICA CONSUMER CARD SERVICES, LLC, a North Carolina limited liability company (together with its permitted successors and assigns, "BACCS").
WITNESSETH:
WHEREAS, BACCS and  Bank of America National Association (USA) ("BANA (USA)") entered into a Receivables Participation Agreement, dated as of April 1, 2005 (the "Receivables Participation Agreement"), whereby BANA (USA) contributed to BACCS on that date certain participation interests in the receivables arising in certain credit card accounts of BANA (USA); and
WHEREAS, on October 20, 2006, BANA (USA) merged with and into FIA Card Services, National Association ("FIA"); and
WHEREAS, FIA (successor by merger to BANA (USA)) and BACCS amended, restated and renamed the Receivables Participation Agreement by executing the Amended and Restated Receivables Contribution and Sale Agreement, dated as of October 20, 2006 (as amended by the First Amendment to Amended and Restated Receivables Contribution and Sale Agreement, dated as of November 14, 2006, the "Original Receivables Contribution and Sale Agreement"), whereby FIA contributed, and agreed to sell, and BACCS agreed to purchase, in the future, all of FIA's right, title and interest in, to and under the receivables arising in certain Accounts (as defined herein) owned by FIA and certain other related assets; and
WHEREAS, as of the date hereof (the "Merger Date"), FIA merged with and into BANA (such combination, the "Merger") with BANA being the surviving entity of such Merger; and
WHEREAS, BANA, as successor by merger to FIA, and BACCS desire to acknowledge that BANA, by operation of law, assumes the rights and obligations of FIA under the Original Receivables Contribution and Sale Agreement and that hereafter BANA will continue to sell to BACCS all of its right, title and interest, whether now owned or hereafter acquired, in, to and under the Purchased Assets (as such term is defined below); and
WHEREAS, under this Second Amended and Restated Receivables Contribution and Sale Agreement, each of BANA and BACCS does hereby confirm (a) that prior to the Merger Date, the Original Receivables Contribution and Sale Agreement governed the sales of receivables from FIA to BACCS, and (b) all sales, contributions and related actions taken by (i) BANA (USA) and BACCS in connection with the Receivables Participation Agreement and (ii) FIA and BACCS in connection with the Original Receivables Contribution and Sale Agreement; and

WHEREAS, to accomplish these mutual desires, BANA and BACCS desire to amend and restate the Original Receivables Contribution and Sale Agreement in its entirety by entering into this Second Amended and Restated Receivables Contribution and Sale Agreement.
NOW, THEREFORE, it is hereby agreed by and between BANA and BACCS as follows:
ARTICLE I
DEFINITIONS
Section 1.01.  Definitions.  All capitalized terms used herein, or in any certificate or document made or delivered pursuant hereto, and not defined herein or therein shall have the following meanings:
"Account" shall mean, on each date of determination, each account that is (a) a VISA®, MasterCard®, American Express® or similar domestic consumer revolving credit card account* and (b) owned by the applicable Account Owner, in each case on such date; provided that if, on any date of determination (i) any account is an Excluded Account or (ii) BANA has, in accordance with subsection 2.01(f), changed its entries on its books and records or computer files with respect to such account in connection with the sale of such account as permitted by subsection 5.01(l), such account shall not be an Account on and after such date for purposes of this Agreement.
"Account Owner" means (i) on and after the Merger Date, BANA, as the issuer of the credit card relating to an Account pursuant to a Credit Card Agreement and (ii) from and including October 20, 2006 up to but excluding the Merger Date, FIA and its successors and assigns, as the issuer of the credit card relating to an Account pursuant to a Credit Card Agreement.
"Account Schedule" means a complete schedule of all Accounts that is attached to this Agreement and marked as Schedule 1.  The Account Schedule may take the form of a computer file, a microfiche list, or another tangible medium that is commercially reasonable.  The Account Schedule must identify each Account by account number and by the balance of the Receivables existing in that Account on the Closing Date or on each specified date for each Account Schedule delivered after the Closing Date pursuant to subsection 2.01(g).
"Addition Cut Off Date" shall mean, with respect to any Additional Account, the close of business on the last day of the calendar month immediately preceding the Addition Date relating to such Additional Account.

* VISA, MasterCard, and American Express are registered trademarks of Visa International Service Association, MasterCard International Incorporated, and American Express Company, respectively.

"Addition Date" shall mean, with respect to any Additional Account that was created, or ceased to be an Excluded Account, in each case, during any calendar month following the Closing Date, the date specified by the applicable Account Owner in a notice to BACCS with respect to Additional Accounts relating to such previous calendar month.
"Additional Account" shall mean, with respect to any Addition Date, any Account that was (i) created during the calendar month immediately preceding the Addition Date applicable to such Additional Account (and on the date of its creation was not an Excluded Account) or (ii) ceases to be an Excluded Account during the calendar month immediately preceding the Addition Date applicable to such Additional Account.
"Additional Excluded Account Schedule" shall mean the schedule of accounts, identified by account number, by pool index file, or by such other identifying feature as to which the parties may agree, attached to this Agreement and marked as Schedule 2, as such schedule may be expanded or reduced by the applicable Account Owner and BACCS from time to time, as provided in Section 2.02 hereof.
"Agreement" shall mean this Second Amended and Restated Receivables Contribution and Sale Agreement, as amended, restated, and supplemented from time to time.
"Annual Membership Fees" shall mean an annual membership fee or similar fee that is charged to an Account under the related Credit Card Agreement.
"BACCS" shall have the meaning specified in the initial paragraph of this Agreement.
"BACCS/Funding RPA" shall mean the Amended and Restated Receivables Purchase Agreement, dated as of October 1, 2014, between BACCS and BA Credit Card Funding, LLC, as amended, restated, and supplemented from time to time.
"BANA (USA)" shall have the meaning specified in the recitals hereto.
"Business Day" shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in New York, New York, Newark, Delaware, or Charlotte, North Carolina, are authorized or obligated by law or executive order to be closed.
"Cash Advance Fees" shall mean a cash advance fee or similar fee that is charged to an Account under the related Credit Card Agreement.
"Closing Date" shall mean October 20, 2006.
"Collections" shall mean all payments on Receivables in the form of cash, checks, wire transfers, electronic transfers, ATM transfers, or any other form of payment.  This term includes Recoveries and Insurance Proceeds.
"Contribution" shall have the meaning specified in subsection 2.01(a).

"Contributed Assets" shall have the meaning specified in subsection 2.01(a).
"Conveyed Assets" shall mean the Contributed Assets together with the Purchased Assets.
"Credit Card Agreement" shall mean, for any VISA®, MasterCard®, or American Express® credit card account, the agreement (including any related statement under the Truth in Lending Act) between the applicable Account Owner and the related Obligor governing that account.
"Credit Card Guidelines" shall mean the applicable Account Owner's policies and procedures (a) relating to the operation of its consumer credit card business, including the policies and procedures for determining the creditworthiness of credit card customers and for extending credit to credit card customers, and (b) relating to its maintenance of credit card accounts and its collection of credit card receivables.
"Cross Services Agreement" shall have the meaning specified in Section 2.03.
"Debtor Relief Laws" shall mean (a) the United States Bankruptcy Code, (b) the Federal Deposit Insurance Act, and (c) all other insolvency, bankruptcy, conservatorship, receivership, liquidation, reorganization, or other debtor relief laws affecting the rights of creditors generally or the rights of creditors of banks.
"Draft Fees" shall mean a draft fee or similar fee that is charged to an Account under the related Credit Card Agreement.
"Excluded Accounts" shall mean, as of any date of determination, any consumer credit card account that is identified on the Additional Excluded Account Schedule as provided in subsection 2.02(a), in each case, as of such date of determination.
"FIA" shall have the meaning specified in the recitals hereto.
"Finance Charge Receivables" shall mean any Receivable that is a Periodic Finance Charge, a Cash Advance Fee, a Late Fee, an Overlimit Charge, a Returned Check Charge, a Research Charge, an Annual Membership Fee, a Draft Fee, a Service Transaction Fee, or a similar fee or charge, including a charge for credit insurance.
"Governmental Authority" shall mean the United States of America or any individual State, any political subdivision of the United States of America or any individual State, or any other entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.
"Initial Account" shall mean each Account that was in existence on the Closing Date.

"Insurance Proceeds" shall mean any amounts recovered pursuant to any credit insurance policies covering any Obligor with respect to any Receivable under such Obligor's Account.
"Interchange" shall mean all interchange fees or issuer rate fees payable to the applicable Account Owner, in its capacity as credit card issuer, through VISA USA, Inc.®, MasterCard International Incorporated®, American Express Company® or any other similar entity in connection with cardholder charges for goods or services with respect to the Receivables, the amount of which shall be calculated as provided in subsection 5.01(f).
"Late Fees" shall mean a late fee or similar fee that is charged to an Account under the related Credit Card Agreement.
"Lien" shall mean any security interest, lien, mortgage, deed of trust, pledge, hypothecation, encumbrance, assignment, participation interest, equity interest deposit arrangement, preference, priority or other security or preferential arrangement of any kind or nature.  This term includes any conditional sale or other title retention arrangement and any financing lease having substantially the same economic effect as any security or preferential arrangement.  This term does not include any security interest or other lien created under the Pooling and Servicing Agreement, any predecessor agreement to the Pooling and Servicing Agreement, the Receivables Purchase Agreement (as such term is defined in the Pooling and Servicing Agreement) or any predecessor agreement to the Receivables Purchase Agreement.
"Membership Interest" shall mean the membership interest in BACCS in an amount agreed to by FIA and BACCS that was delivered to FIA pursuant to Section 3.01(a) in connection with the contribution by FIA to BACCS of the Contributed Assets pursuant to Section 2.01(a).
"Merger" shall have the meaning specified in the recitals hereto.
"Merger Date" shall have the meaning specified in the recitals hereto.
"Monthly Period" shall mean the period from and including the first day of a calendar month to and including the last day of such calendar month; provided, that the initial Monthly Period will commence on the Closing Date and end on and include the last day of the calendar month immediately succeeding the calendar month during which the Closing Date occurs.
"Obligor" shall mean, for any Visa®, MasterCard®, or American Express® credit card account, any Person obligated to make payments on receivables in that account.  This term includes any guarantor but excludes any merchant.
"Original Receivables Contribution and Sale Agreement" shall have the meaning specified in the recitals hereto.

"Overlimit Charges" shall mean an overlimit charge or other similar charge or fee that is charged to an Account under the related Credit Card Agreement.
"Payment Date" shall have the meaning specified in subsection 3.01(a).
"Periodic Finance Charge" shall mean a finance charge determined by periodic rate or other similar charge that is charged to an Account under the related Credit Card Agreement.
"Person" shall mean any person or entity of any nature.  This term includes any individual, corporation, limited liability company, partnership, limited partnership, limited liability partnership, joint venture association, joint‑stock company, trust unincorporated organization, or Governmental Authority.
"Pool Index File" shall mean the file on BANA's computer system that identifies the Accounts.
"Pooling and Servicing Agreement" shall mean the Third Amended and Restated Pooling and Servicing Agreement, dated as of October 1, 2014, among BANA (successor by merger to FIA), as servicer, BA Credit Card Funding, LLC, as transferor and The Bank of New York Mellon, as trustee, as amended, restated, and supplemented from time to time.
"Principal Receivables" shall mean any Receivable other than a Finance Charge Receivable.  In calculating the aggregate amount of Principal Receivables in an Account on any date, the gross amount of Principal Receivables in the Account on that day must be reduced by the aggregate amount of credit balances in the Account on such date.
"Proceeding" shall mean any suit in equity, action at law, or other judicial or administrative proceeding.
"Purchase Price" shall mean the consideration for the Conveyed Assets specified in subsection 3.01(a).
"Purchase Price Adjustment" shall have the meaning specified in Section 3.02.
"Purchased Assets" shall have the meaning specified in subsection 2.01(b).
"Receivables" shall mean any amount payable on an Account by the related Obligors.  This term includes Principal Receivables and Finance Charge Receivables.
"Receivables Participation Agreement" shall have the meaning specified in the recitals hereto.
"Recoveries" shall mean amounts recovered in respect of Receivables which have previously been charged off as uncollectible; provided, however, that if any amount so recovered relates to both Receivables which have previously been charged off as uncollectible and other receivables, and if it cannot be determined with objective certainty whether such amount relates to Receivables which have previously been charged off as uncollectible or other receivables, the term Recoveries shall mean the amount reasonably estimated by the applicable Account Owner as having been recovered in respect of Receivables which had previously been charged off as uncollectible.
"Requirements of Law" shall mean (a) any certificate of incorporation, certificate of formation, articles of association, bylaws, limited liability company agreement, or other organizational or governing documents of that Person and (b) any law, treaty, statute, regulation, or rule, or any determination by a Governmental Authority or arbitrator, that is applicable to or binding on that Person or to which that Person is subject.  This term includes usury laws, the Truth in Lending Act, and Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System.
"Research Charges" shall mean a research charge or similar charge or fee that is charged to an Account under the related Credit Card Agreement.
"Returned Check Charges" shall mean a returned check charge or similar charge or fee that is charged to an Account under the related Credit Card Agreement.
"Sale" shall have the meaning specified in subsection 2.01(b).
"Securitized Assets" shall mean the Conveyed Assets that also are or become Trust Assets (as defined in the Pooling and Servicing Agreement).
"Service Transaction Fees" shall mean a service transaction fee or similar fee that is charged to an Account under the related Credit Card Agreement.
"Termination Event" shall have the meaning specified in subsection 7.02(a).
"UCC" shall mean the Uniform Commercial Code as in effect in the applicable jurisdiction.
Section 1.02.  Other Definitional Provisions.
The words "hereof," "herein," "hereunder," and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and Section, Subsection, Schedule, and Exhibit references contained in this Agreement are references to Sections, Subsections, Schedules, and Exhibits in or to this Agreement unless otherwise specified.  The word "including" and words of similar import will be deemed to be followed by "without limitation."
[END OF ARTICLE I]

ARTICLE II
CONTRIBUTION, SALE, CONVEYANCE, AND SERVICING OF RECEIVABLES
Section 2.01.  Contribution and Sale.
(a)  For good and valuable consideration of which BANA acknowledges that FIA has previously acknowledged receipt, and for the payment of the portion of the Purchase Price relating to the Contributed Assets as provided in the Original Receivables Contribution and Sale Agreement, FIA did contribute, transfer, assign, set over, and otherwise convey to BACCS (collectively, the "Contribution"), without recourse except as provided in the Original Receivables Contribution and Sale Agreement, all of FIA's right, title and interest, whether then owned or thereafter acquired, in, to and under (i) the Receivables existing as of Closing Date in the Initial Accounts, (ii) all Interchange, Insurance Proceeds, and Recoveries allocable to such Receivables, (iii) all monies due or to become due and all amounts received or receivable with respect thereto, (iv) all Collections with respect thereto, and (v) all proceeds (including "proceeds" as defined in the UCC) thereof (collectively, the "Contributed Assets").  BANA hereby acknowledges FIA's prior contribution of the Contributed Assets and does hereby contribute, transfer, assign, set over, and otherwise convey to BACCS without recourse except as provided herein, any right, title or interest, whether now owned or hereafter acquired, in, to and under any of the Contributed Assets that BANA may be deemed to have.
(b)  Each of BANA and BACCS does hereby acknowledge and confirm the prior sales of Purchased Assets by FIA to BACCS pursuant to the Original Receivables Contribution and Sale Agreement.  For good and valuable consideration of which BANA hereby acknowledges receipt, and for the payment of the portion of the Purchase Price from time to time hereafter relating to the Purchased Assets as provided herein, BANA does hereby sell, transfer, assign, set over, and otherwise convey to BACCS (collectively, the "Sale" and together with the Contribution, the "Conveyance"), without recourse except as provided herein, all of BANA's right, title, and interest, whether now owned or hereafter acquired, in, to, and under (i) the Receivables created from time to time on and after the date hereof in each Initial Account and the Receivables existing on the related Addition Cut Off Date and created from time to time after that Addition Cut Off Date in each Additional Account, (ii) all Interchange, Insurance Proceeds, and Recoveries allocable to such Receivables, (iii) all monies due or to become due and all amounts received or receivable with respect thereto, (iv) all Collections with respect thereto, and (v) all proceeds (including "proceeds" as defined in the UCC) thereof (collectively, the "Purchased Assets").
(c)  Principal Receivables in each Initial Account that existed on the Closing Date, and the related Finance Charge Receivables and other Contributed Assets, were contributed by FIA and received by BACCS on the Closing Date.  Principal Receivables in each Initial Account that arose after the Closing Date and prior to the Merger Date, and the related Finance Charge Receivables and other Purchased Assets, were sold by FIA and purchased by BACCS on the date on which those Principal Receivables arose.  Principal Receivables in each

Initial Account that arise after the Merger Date, and the related Finance Charge Receivables and other Purchased Assets, are sold by BANA and purchased by BACCS on the date on which those Principal Receivables arise.  Principal Receivables in each Additional Account that exist on the related Addition Cut Off Date and thereafter arising in such Additional Accounts on or prior to the related Addition Date in each case prior to the Merger Date, and the related Finance Charge Receivables and other Purchased Assets, were sold by FIA and purchased by BACCS on the related Addition Date.  Principal Receivables in each Additional Account that exist on the related Addition Cut Off Date and thereafter arising in such Additional Accounts on or prior to the related Addition Date in each case on or following the Merger Date, and the related Finance Charge Receivables and other Purchased Assets, are sold by BANA and purchased by BACCS on the related Addition Date.  Principal Receivables in each Additional Account that arose after the related Addition Date and in each case prior to the Merger Date, and the related Finance Charge Receivables and other Purchased Assets, were sold by FIA and purchased by BACCS on the date on which those Principal Receivables arose.  Principal Receivables in each Additional Account that arise after the related Addition Date and in each case on or following the Merger Date, and the related Finance Charge Receivables and other Purchased Assets, are sold by BANA and purchased by BACCS on the date on which those Principal Receivables arise.
(d)  BANA shall (i) record and file, at its own expense, any financing statements (and amendments with respect to such financing statements when applicable) with respect to the Conveyed Assets meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect, and maintain perfection of, the Conveyance of such Conveyed Assets from BANA, as successor by merger to FIA, to BACCS, (ii) cause such financing statements and amendments to name BANA, as debtor, and BACCS, as secured party, of the Conveyed Assets, and (iii) deliver a file‑stamped copy of such financing statements or amendments or other evidence of such filings to BACCS as soon as is practicable after filing.
(e)  The parties hereto intend that the Conveyance of BANA's right, title and interest in and to the Conveyed Assets shall constitute an absolute contribution and sale, conveying good title free and clear of any liens, claims, encumbrances or rights of others, from BANA, as successor by merger to FIA, to BACCS.  It is the intention of the parties hereto that the arrangements with respect to the Conveyed Assets shall constitute a contribution, purchase and sale of such Conveyed Assets and not a loan, including under generally accepted accounting principles in effect before November 15, 2009.  In the event, however, that it were to be determined that the transactions evidenced hereby constitute a loan and not a contribution, purchase and sale, it is the intention of the parties hereto that this Agreement shall constitute a security agreement under applicable law, and that BANA shall be deemed to have granted, and does hereby grant to BACCS a first priority perfected security interest in all of BANA's right, title, and interest, whether now owned or hereafter acquired, in, to, and under the Conveyed Assets to secure the obligations of BANA hereunder.
(f)  On or prior to the Merger Date, BANA shall mark its books, records, and computer files to make clear that the Receivables arising in the Initial Accounts and each Additional Account with an Addition Date prior to the Merger Date and the related Conveyed Assets have been contributed and sold to BACCS under this Agreement.  On or prior to each Addition Date following the Merger Date, BANA shall mark its books, records, and computer files to make clear that the Receivables arising in the related Additional Accounts and the related Purchased Assets have been sold to BACCS under this Agreement and, in connection with such marking, shall also identify such Additional Accounts in the Pool Index File with either the designation "1994-MT" or the designation "NONSOLD."  BANA may change the designation identifying any Account in the Pool Index File from "NONSOLD" to "1994-MT" at any time without any further action.  However, except as provided in the immediately preceding sentence, BANA shall not change any of these markings or the identification of any Account in the Pool Index File unless and until (i) that Account has become an Excluded Account, (ii) that Account is sold as permitted by subsection 5.01(l), or (iii) BANA has taken all actions that are necessary or appropriate to maintain the perfection and the priority of BACCS's ownership interest in the related Conveyed Assets.  All acts required of BANA in this paragraph must be taken at BANA's own expense.
(g)  On the Closing Date, FIA delivered to BACCS the initial Account Schedule.  On or prior to the tenth Business Day in each Monthly Period, BANA will give BACCS written notice of the Addition Date applicable to the Additional Accounts with respect to the prior Monthly Period, if any, the Receivables of which are being sold to BACCS on such Addition Date.  Promptly after a request from BACCS, and at least once every two months regardless of whether a request is made by BACCS, BANA must deliver to BACCS an updated Account Schedule that identifies all Accounts (including Additional Accounts).  All acts required of BANA in this paragraph must be taken at BANA's own expense.
(h)  BANA is transferring each Securitized Asset to BACCS in connection with a securitization.
Section 2.02.  Additional Excluded Accounts.  (a) From time to time, the parties hereto may agree to exclude the Receivables in certain Accounts from the effect of this Agreement.  In accordance therewith, the parties hereto shall identify such accounts, by account number, by pool index file, or by such other identifying feature as to which the parties may agree, the newly created Receivables of which shall be excluded from the effect of this Agreement.  Such identification shall be on Schedule 2 hereto and, from the date of such modification of Schedule 2, such accounts shall be Excluded Accounts as defined herein.  To the extent that any Account is also an Account (as such term is defined in the BACCS/Funding RPA), the parties agree not to identify such Account as an Excluded Account until such time as such Account becomes a Removed Account (as such term is defined in the BACCS/Funding RPA).  On, or promptly following the date on which an Account becomes an Excluded Account pursuant to this subsection 2.02(a), BANA shall deliver to BACCS an updated Additional Excluded Account Schedule which shall be attached hereto as Schedule 2.
(b)  From time to time, the parties hereto may agree to include the Receivables in certain previously Excluded Accounts within the effect of this Agreement by removing the account number of such previously Excluded Accounts, the Receivables of which are to be included, from Schedule 2 hereto and BANA shall promptly deliver such modified Schedule 2 to BACCS.  From the Addition Date immediately following the date of such delivery of such modified Schedule 2 to BACCS, such previously Excluded Accounts shall be Accounts as defined herein.

Section 2.03.  Servicing.
(a)  BANA shall be responsible for servicing the Accounts and Receivables.  Servicing of the Accounts and Receivables shall be in accordance with that certain Cross Services Agreement dated as of October 20, 2006 by and among certain affiliates of Bank of America Corporation (as amended, restated, and supplemented from time to time, the "Cross Services Agreement").
(b)  Upon BACCS's reasonable request, on the tenth Business Day following any Monthly Period, BANA shall deliver to BACCS, a report substantially in the form, and identifying the information, that the parties may from time to time mutually agree.
[END OF ARTICLE II]

ARTICLE III
CONSIDERATION, PAYMENT, AND SERVICING FEE
Section 3.01.  Purchase Price.
(a)  The Purchase Price for the Contributed Assets was the issuance of the Membership Interest by BACCS to FIA on the Closing Date.  The Purchase Price for the Receivables arising in any Account (including the Receivables existing in any Additional Account on the applicable Addition Cut Off Date or arising in any Additional Account thereafter) and the related Purchased Assets sold to BACCS under this Agreement after the date hereof, (i) shall be payable in cash on a date (the "Payment Date") mutually agreed to by BANA and BACCS, but no later than the tenth Business Day following the Monthly Period in which such Receivables and related Purchased Assets are conveyed by BANA to BACCS and (ii) shall be an amount equal to 100% of the aggregate balance of the Receivables existing on such date and so conveyed, as such amount shall be adjusted on such Payment Date to reflect such factors as BANA and BACCS mutually agree will result in a Purchase Price determined to be the fair market value of such Principal Receivables and related Purchased Assets on such Payment Date.  The computation of each Purchase Price shall assume no purchase of additional Receivables or related Purchased Assets.  Each of the parties hereto acknowledges that BACCS may, but shall not be obligated to, draw on the credit available pursuant to a Revolving Credit Note, dated as of March 1, 2005 between BANA (successor by merger to FIA) and BACCS in order to fund the payment of the related Purchase Price on any Payment Date.
(b)  Notwithstanding any other provision of this Agreement, BANA shall not be obligated to continue to transfer or deliver Purchased Assets to BACCS to the extent that BANA is not paid the Purchase Price therefor as provided herein.
Section 3.02.  Adjustments to Purchase Price.  The Purchase Price shall be reduced on the Payment Date (a "Purchase Price Adjustment") with respect to any Receivable previously conveyed to BACCS by BANA if such Receivable is reduced by BANA because of a rebate, refund, unauthorized charge, or billing error to the Obligors.  The amount of such reduction shall equal the reduction in the balance of such Receivable resulting from the occurrence of such event, subject to any adjustment that had been made pursuant to subsection 3.01(a) with respect to the Purchase Price for such Receivable at the time of its conveyance.  In the event that a reduction pursuant to this Section 3.02 causes the Purchase Price to be a negative number, BANA shall pay to BACCS on such Payment Date an amount equal to the amount by which the Purchase Price Adjustment exceeds the unadjusted Purchase Price.
Section 3.03.  Use of Name, Logo and Marks.  To the extent of its interest, BANA hereby grants to BACCS a non‑exclusive license to use the name "BANA," "FIA," "Bank of America," and all related identifying trade or service marks, signs, symbols, logos, and designs but only for use in servicing the Receivables and only for use in a manner that is consistent with the guidelines provided by BANA to BACCS from time to time.  Further, to the extent of its interest, BANA hereby grants to BACCS a non‑exclusive license to use all related servicing software but only for use in servicing the Receivables and only for use in a manner that is consistent with the guidelines provided by BANA to BACCS from time to time.  And further, to the extent of its interest, BANA hereby grants to BACCS a non‑exclusive license to use all related customer lists and other intangibles but only for use in servicing the Receivables and only for use in a manner that is consistent with the guidelines provided by BANA to BACCS from time to time.  These licenses are co‑extensive with the term of this Agreement.
[END OF ARTICLE III]

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.01.  Representations and Warranties of BANA Relating to BANA.  BANA hereby represents and warrants to, and agrees with, BACCS on the Merger Date and on each Addition Date following the Merger Date that:
(a)  Organization and Existence.  BANA is a duly organized national banking association validly existing under the laws of the United States of America and has, in all material respects, full power and authority to own its assets and operate its business as presently owned or operated, and to execute, deliver, and perform its obligations under this Agreement.  BANA is not organized under the laws of any other jurisdiction.
(b)  Due Qualification.  BANA is duly qualified to do business and is in good standing (or is exempt from such requirement) as a foreign corporation or foreign limited liability company and has obtained all necessary licenses and approvals, in each jurisdiction in which failure to so qualify or to obtain such licenses and approvals would have a material adverse effect on BANA or the transactions contemplated by, or its ability to perform its obligations under, this Agreement.
(c)  Due Authorization.  This Agreement has been duly authorized by BANA by all necessary action on the part of BANA.
(d)  No Conflict.  Neither the execution and delivery by BANA of this Agreement, nor the performance by BANA of its obligations under this Agreement, will conflict with, result in a material breach of or violation of any of the terms of, or constitute (with or without notice or lapse of time or both) a default under, any material Requirement of Law or the terms of any material indenture or other material agreement or instrument to which BANA is a party or by which it or its properties are bound (other than violations of such Requirements of Law, indentures, agreements, and other instruments which do not affect the legality, validity, or enforceability of any of such agreements, the Receivables, or the Conveyed Assets and which, individually or in the aggregate, would not have a material adverse effect on BANA or the transactions contemplated by, or its ability to perform its obligations under, this Agreement).
(e)  No Proceedings.  There are no Proceedings or investigations pending or, to the best knowledge of BANA, threatened, against BANA before any Governmental Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of BANA , would materially and adversely affect the performance by BANA of its obligations under this Agreement, or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, which in each case, if adversely determined, would be reasonably likely to result in a material adverse effect on BANA or the transactions contemplated by, or its ability to perform its obligations under, this Agreement.
(f)  All Consents.  No consent, approval, authorization, or order of, or filing with, any Governmental Authority is required on the part of BANA in connection with the performance by BANA of the transactions contemplated by this Agreement, except such as have been obtained or made and are in full force and effect and those which the failure to obtain would not have a material adverse effect on this Agreement, or the transactions contemplated by, or BANA's ability to perform its obligations under, this Agreement.
(g)  Insolvency.  (A) BANA has not filed a petition or commenced a Proceeding (I) to take advantage of any Debtor Relief Law or (II) for the appointment of a trustee, conservator, receiver, liquidator, or similar official for or relating to BANA or all or substantially all of its property, (B) BANA has not consented or failed to object to any such petition filed or Proceeding commenced against or with respect to it or all or substantially all of its property, or any such petition or Proceeding has been dismissed or stayed within sixty (60) days of its filing or commencement, or a court, agency, or other supervisory authority with jurisdiction has not decreed or ordered relief with respect to any such petition or Proceeding, (C) BANA has not admitted in writing its inability to pay its debts generally as they become due, (D) BANA has not made an assignment for the benefit of its creditors, (E) BANA has not voluntarily suspended payment of its obligations, (F) BANA has not taken any action in furtherance of any of the foregoing, and (G) BANA has not transferred any Conveyed Asset in contemplation of any of the foregoing.
Section 4.02.  Representations and Warranties of BANA Relating to the Agreement, the Receivables, and the Purchased Assets.  BANA hereby represents and warrants to BACCS on the Merger Date and on each Addition Date following the Merger Date with respect to Additional Accounts (and the related Receivables and Purchased Assets), that:
(a)  this Agreement constitutes a legal, valid, and binding obligation of  BANA enforceable against BANA in accordance with its terms, except as such enforceability may be limited by applicable Debtor Relief Laws or general principles of equity;
(b)  immediately prior to the conveyance of each Conveyed Asset to BACCS, BANA owns and has good and marketable title to such Conveyed Asset free and clear of any Lien except for any Lien for municipal or other local taxes if those taxes are currently not due or if BANA is currently in good faith contesting those taxes in appropriate proceedings and has set aside adequate reserves for those contested taxes;
(c)  with respect to each Conveyed Asset, all authorizations, consents, orders, or approvals of, or registrations or declarations with, any Governmental Authority required to be obtained, effected, or given by BANA in connection with the conveyance of such Conveyed Asset to BACCS have been duly obtained, effected, or given and are in full force and effect;
(d)  this Agreement effects a valid contribution and sale to BACCS of the related Receivables, and that sale is perfected under the UCC;
(e)  BANA's contribution of any interest that it is deemed to have in any Contributed Asset complies in all material respects with all Requirements of Law applicable to BANA; and
(f)  BANA's sale to BACCS of each related Receivable arising after the Merger Date, in the case of any Initial Account or Additional Account that became an Additional Account prior to the Merger Date, complies in all material respects with all Requirements of Law applicable to BANA; and
(g)  BANA's sale to BACCS of each related Receivable arising after the related Addition Cut Off Date, in the case of any Additional Account that becomes an Additional Account following the Merger Date, complies in all material respects with all Requirements of Law applicable to BANA.
Section 4.03.  Representations and Warranties of BACCS.  BACCS hereby represents and warrants to, and agrees with, BANA on the Closing Date and as of each Addition Date that:
(a)  Organization and Existence.  BACCS is a duly organized limited liability company validly existing under the laws of the State of North Carolina and has, in all material respects, full power and authority to own its assets and operate its business as presently owned or operated, and to execute, deliver, and perform its obligations under this Agreement.  BACCS is not organized under the laws of any other jurisdiction.
(b)  Due Authorization.  This Agreement has been duly authorized by BACCS by all necessary action on the part of BACCS.
(c)  No Conflict.  Neither the execution and delivery by BACCS of this Agreement, nor the performance by BACCS of its obligations under this Agreement, will conflict with, result in a material breach of or violation of any of the terms of, or constitute (with or without notice or lapse of time or both) a default under, any material Requirement of Law or the terms of any material indenture or other material agreement or instrument to which BACCS is a party or by which it or its properties are bound (other than violations of such Requirements of Law, indentures, agreements, and other instruments which do not affect the legality, validity, or enforceability of any of such agreements, the Receivables, or the Conveyed Assets and which, individually or in the aggregate, would not have a material adverse effect on BACCS or the transactions contemplated by, or its ability to perform its obligations under, this Agreement).
(d)  No Proceedings.  There are no Proceedings or investigations pending or, to the best knowledge of BACCS, threatened, against BACCS before any Governmental

Authority (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that, in the reasonable judgment of BACCS, would materially and adversely affect the performance by BACCS of its obligations under this Agreement, or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Agreement, which in each case, if adversely determined, would be reasonably likely to result in a material adverse effect on BACCS or the transactions contemplated by, or its ability to perform its obligations under, this Agreement.
(e)  All Consents.  No consent, approval, authorization, or order of, or filing with, any Governmental Authority is required on the part of BACCS in connection with the performance by BACCS of the transactions contemplated by this Agreement, except such as have been obtained or made and are in full force and effect and those which the failure to obtain would not have a material adverse effect on this Agreement, or the transactions contemplated by, or BACCS's ability to perform its obligations under, this Agreement.
 Section 4.04.  Notice of Breach.  The representations and warranties set forth in Sections 4.01, 4.02, and 4.03 shall survive the transfer of the Conveyed Assets to BACCS.  Upon discovery by BANA or BACCS of a breach of any of the representations and warranties in any of Sections 4.01, 4.02, or 4.03, the party discovering such breach shall give notice to the other party within three (3) Business Days following such discovery.
[END OF ARTICLE IV]

ARTICLE V
COVENANTS
Section 5.01.  Covenants of BANA.  BANA hereby covenants and agrees with BACCS as follows:
(a)  Limitation on Actions.  Except in enforcing or collecting an Account, BANA will take no action that results in any Receivable not being an account under Article 9 of the Delaware UCC, and therefore, BANA will take no action that results in any Receivable being an instrument or chattel paper under Article 9 of the Delaware UCC.
(b)  Security Interests.  Except for the conveyances effected hereby or permitted hereunder, BANA will not sell, pledge, assign, or transfer to any other Person, or take any other action inconsistent with BACCS's ownership of, the Conveyed Assets, or grant, create, incur, assume, or suffer to exist any Lien (arising through or under BANA) on any Conveyed Asset or any interest therein, and BANA shall not claim any ownership interest in any Conveyed Asset and shall defend the right, title, and interest of BACCS in, to, and under the Conveyed Assets against all claims of third parties claiming through or under BANA.
(c)  Account Allocations.  In the event that BANA is unable for any reason to transfer Conveyed Assets to BACCS in accordance with the provisions of this Agreement (including by reason of the application of the provisions of Section 7.02 or any order of any Governmental Authority), BANA agrees (except as prohibited by any such order or any Requirement of Law) to allocate and pay to BACCS, after the date of such inability, all Collections and other amounts in respect of the Conveyed Assets previously transferred to BACCS pursuant to either the Original Receivables Contribution and Sale Agreement or this Agreement.  To the extent that it is not clear to BANA whether collections relate to a Principal Receivable that was contributed or sold to BACCS or to a principal receivable that was not able to be contributed or sold to BACCS, BANA shall allocate payments on each Account with respect to the principal balance of such Account first to the oldest principal balance of such Account.  Notwithstanding any cessation of the transfer to BACCS of additional Principal Receivables, Principal Receivables contributed or sold to BACCS prior to the occurrence of the event giving rise to such inability, Collections in respect of such Principal Receivables, Finance Charge Receivables whenever created that accrue in respect of such Principal Receivables, and Collections in respect of such Finance Charge Receivables, shall continue to be property of BACCS.
(d)  Collections.  If BANA receives Collections on any Receivable, BANA promptly will deliver those Collections to BACCS.
(e)  Notice of Liens.  BANA shall notify BACCS promptly after becoming aware of any Lien arising through or under FIA or BANA on any Conveyed Asset other than those arising pursuant to the transactions contemplated by the Original Receivables Contribution and Sale Agreement or this Agreement.
(f)  Interchange.  Interchange allocable to the Receivables for each Monthly Period shall be remitted by BANA to BACCS no later than the fifteenth Business Day following such Monthly Period.  Such amount of Interchange shall be equal to the product of (i) the total amount of Interchange paid or payable to BANA with respect to its VISA®, MasterCard®, American Express®, or similar consumer revolving credit card accounts during such Monthly Period times (ii) a fraction the numerator of which is the aggregate amount of cardholder charges for goods and services in the Accounts with respect to such Monthly Period and the denominator of which is the aggregate amount of cardholder charges for goods and services in all VISA®, MasterCard® or American Express® consumer revolving credit card accounts owned by BANA with respect to such Monthly Period.
(g)  Documentation of Transfer.  BANA shall timely file in all appropriate filing offices the documents which are necessary or advisable to perfect and maintain the perfection of BACCS's interest in the Conveyed Assets.
(h)  Periodic Finance Charges.  Except (i) as otherwise required by any Requirements of Law or (ii) as is deemed by BANA to be necessary in order for it to maintain its consumer credit card business or a program operated by such consumer credit card business on a competitive basis based on a good faith assessment by it of the nature of the competition in the consumer credit card business or such program, BANA shall not at any time reduce the annual percentage rate of the Periodic Finance Charges assessed on the Receivables or other fees charged on any of the Accounts if, such reduction is not also applied to any comparable segment of accounts owned by BANA which have characteristics the same as, or substantially similar to, such Accounts that are subject to such change, except as otherwise restricted by an endorsement, sponsorship, or other agreement between BANA and an unrelated third party or by the terms of the Credit Card Agreements.
(i)  Credit Card Agreements and Credit Card Guidelines.  BANA shall comply with and perform its obligations under the Credit Card Agreements relating to the Accounts and the Credit Card Guidelines except insofar as any failure so to comply or perform would not materially and adversely affect the rights of BACCS, or any of their assigns.  Subject to compliance with each Requirement of Law, BANA may change the terms and provisions of the applicable Credit Card Agreements or the applicable Credit Card Guidelines with respect to any of the Accounts in any respect (including the calculation of the amount, or the timing, of charge‑offs and the Periodic Finance Charges and other fees to be assessed thereon) only if in the reasonable judgment of BANA such change is made applicable to any comparable segment of the revolving credit card accounts owned by BANA which have characteristics the same as, or substantially similar to, such Accounts that are subject to such change, except as otherwise restricted by an endorsement, sponsorship, or other agreement between BANA and an unrelated third party or by the terms of the Credit Card Agreements.
(j)  Annual Opinion.  On March 31 in each calendar year, beginning March 31, 2015, BANA will deliver to BACCS an opinion of counsel (i) stating that no further filing of any financing statement, amendment of financing statement, or continuation statement is then necessary to perfect BACCS's ownership interest in the Receivables, and (ii) stating that no further filing of any financing statement, amendment of financing statement, or continuation statement will be necessary prior to March 31 of the next calendar year to maintain the perfection of BACCS's ownership interest in the Receivables or, if that is not the case, identifying each filing that will be necessary prior to March 31 of that calendar year.
(k)  Name and Type and Jurisdiction of Organization.  BANA shall not change its name or its type or jurisdiction of organization without previously having delivered to BACCS evidence, satisfactory to BACCS, to the effect that all actions have been taken, and all filings have been made, as are necessary to continue and maintain the first priority perfected ownership interest of BACCS in the Conveyed Assets.
(l)  Conveyance of Accounts.  BANA shall not convey, assign, exchange or otherwise transfer any of the Accounts to any Person prior to the termination of this Agreement without the prior consent of BACCS; provided, that BANA shall not convey, assign, exchange or otherwise transfer any Account that is also an Account (as such term is defined in the BACCS/Funding RPA), until such time as such Account becomes a Removed Account (as such term is defined in the BACCS/Funding RPA) or a Defaulted Account (as such term is defined in the BACCS/Funding RPA).
[END OF ARTICLE V]

ARTICLE VI
CONDITIONS PRECEDENT
Section 6.01.  Conditions to BACCS's Obligations.  The obligations of BACCS to enter into this Agreement on the date hereof shall be subject to the satisfaction of the following conditions on the date hereof:
(a)  All representations and warranties of BANA contained in this Agreement shall be true and correct in all material respects on the Merger Date with the same effect as though such representations and warranties had been made on such date (except that, to the extent any such representation or warranty expressly relates to an earlier date, such representation or warranty was true and correct in all material respects on such earlier date);
(b)  All information concerning the Accounts provided to BACCS shall be true and correct in all material respects as of the date hereof;
(c)  BANA shall have recorded and filed, at its own expense, any financing statement with respect to the Conveyed Assets meeting the requirements of applicable law in such manner and in such jurisdictions as are necessary to perfect BACCS's interest in the Conveyed Assets and shall have delivered a file‑stamped copy of such financing statement or other evidence of such filing to BACCS; and
(d)  All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to BACCS, and BACCS shall have received from BANA copies of all documents (including records of corporate proceedings) relevant to the transactions herein contemplated as BACCS may reasonably have requested.
Section 6.02.  Conditions Precedent to BANA's Obligations.  The obligations of BANA to enter into this Agreement on the date hereof shall be subject to the satisfaction of the following conditions on the date hereof:
(a)  All representations and warranties of BACCS contained in this Agreement shall be true and correct in all material respects on the Merger Date with the same effect as though such representations and warranties had been made on such date (except that, to the extent any such representation or warranty expressly relates to an earlier date, such representation or warranty was true and correct in all material respects on such earlier date); and
(b)  All corporate and legal proceedings and all instruments in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to BANA, and BANA shall have received from BACCS copies of all documents (including records of corporate proceedings) relevant to the transactions herein contemplated as BANA may reasonably have requested.
[END OF ARTICLE VI]

ARTICLE VII
TERM AND TERMINATION
Section 7.01.  Term.
This Agreement will commence on the Merger Date and will continue at least until the earlier of (a) the termination of every securitization into which any Receivables are transferred and (b) the amendment of any applicable securitization document to remove any special purpose entity that received transfers of Receivables from BACCS (or a transferee of BACCS) as seller or transferor (or similar role) from any securitization into which any Receivables are transferred.  After that time, either party may terminate this Agreement by giving reasonable notice to the other party.
Section 7.02.  Termination Event.
(a)  Each of the following shall constitute a "Termination Event" under this Agreement:
(i)  (A) BANA files a petition or commences a Proceeding (I) to take advantage of any Debtor Relief Law or (II) for the appointment of a trustee, conservator, receiver, liquidator, or similar official for or relating to BANA or all or substantially all of its property, (B) BANA consents or fails to object to any such petition filed or Proceeding commenced against or with respect to it or all or substantially all of its property, or any such petition or Proceeding is not dismissed or stayed within ninety (90) days (or such longer period to which BACCS agrees) of its filing or commencement, or a court, agency, or other supervisory authority with jurisdiction decrees or orders relief with respect to any such petition or Proceeding, (C) BANA admits in writing its inability to pay its debts generally as they become due, (D) BANA makes an assignment for the benefit of its creditors, (E) BANA voluntarily suspends payment of its obligations, or (F) BANA takes any action in furtherance of any of the foregoing; or
(ii)  (A) BACCS files a petition or commences a Proceeding (I) to take advantage of any Debtor Relief Law or (II) for the appointment of a trustee, conservator, receiver, liquidator, or similar official for or relating to BACCS or all or substantially all of its property, (B) BACCS consents or fails to object to any such petition filed or Proceeding commenced against or with respect to it or all or substantially all of its property, or any such petition or Proceeding is not dismissed or stayed within ninety (90) days (or such longer period to which BANA agrees) of its filing or commencement, or a court, agency, or other supervisory authority with jurisdiction decrees or orders relief with respect to any such petition or Proceeding, (C) BACCS admits in writing its inability to pay its debts generally as they become due, (D) BACCS makes an assignment for the benefit of its creditors, (E) BACCS voluntarily suspends payment of its obligations, or (F) BACCS takes any action in furtherance of any of the foregoing.

(b)  Upon the occurrence of a Termination Event described above in clause (a)(i), BACCS may, at its option, give notice to BANA that this Agreement is terminated as of the day such notice is delivered.  Upon the occurrence of a Termination Agreement described above in clause (a)(ii), BANA may, at its option, give notice to BACCS that this Agreement is terminated as of the day such notice is delivered.  Notwithstanding such termination, if any, Principal Receivables contributed or sold to BACCS prior to the occurrence of such Termination Event, Collections in respect of such Principal Receivables, Finance Charge Receivables whenever created that accrue in respect of such Principal Receivables, and Collections in respect of such Finance Charge Receivables, shall continue to be property of BACCS.  To the extent that it is not clear to BANA whether collections relate to a Principal Receivable which was contributed or sold to BACCS or to a principal receivable which was not contributed or sold to BACCS, BANA shall allocate payments on each Account with respect to the principal balance of such Account first to the oldest principal balance of such Account.
[END OF ARTICLE VII]

ARTICLE VIII
MISCELLANEOUS PROVISIONS
Section 8.01.  Amendment.  This Agreement may not be amended or otherwise changed orally but only by an instrument in writing signed by BACCS and BANA .
Section 8.02.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.  THE PARTIES HERETO DECLARE THAT IT IS THEIR INTENTION THAT THIS AGREEMENT SHALL BE REGARDED AS MADE UNDER THE LAWS OF THE STATE OF DELAWARE AND THAT THE LAWS OF SAID STATE SHALL BE APPLIED IN INTERPRETING ITS PROVISIONS IN ALL CASES WHERE LEGAL INTERPRETATION SHALL BE REQUIRED.  EACH OF THE PARTIES HERETO AGREES (A) THAT THIS AGREEMENT INVOLVES AT LEAST $100,000.00, AND (B) THAT THIS AGREEMENT HAS BEEN ENTERED INTO BY THE PARTIES HERETO IN EXPRESS RELIANCE UPON 6 DEL. C. § 2708.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES (A) TO BE SUBJECT TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE FEDERAL COURTS SITTING IN THE STATE OF DELAWARE, AND (B)(1) TO THE EXTENT SUCH PARTY IS NOT OTHERWISE SUBJECT TO SERVICE OF PROCESS IN THE STATE OF DELAWARE, TO APPOINT AND MAINTAIN AN AGENT IN THE STATE OF DELAWARE AS SUCH PARTY'S AGENT FOR ACCEPTANCE OF LEGAL PROCESS, AND (2) THAT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SERVICE OF PROCESS MAY ALSO BE MADE ON SUCH PARTY BY PREPAID CERTIFIED MAIL WITH A PROOF OF MAILING RECEIPT VALIDATED BY THE UNITED STATES POSTAL SERVICE CONSTITUTING EVIDENCE OF VALID SERVICE, AND THAT SERVICE MADE PURSUANT TO (B)(1) OR (2) ABOVE SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HAVE THE SAME LEGAL FORCE AND EFFECT AS IF SERVED UPON SUCH PARTY PERSONALLY WITHIN THE STATE OF DELAWARE.
Section 8.03.  Notices.  All demands, notices, and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by certified mail, return receipt requested and postage prepaid, or sent by facsimile or electronic transmission to (a) in the case of BANA, to Bank of America, National Association, 1020 North French Street, Mail Code: DE5-002-02-06, Wilmington, Delaware 19884, Attention: Scott McCarthy, with a copy to Bank of America, National Association, 214 North Tryon Street, Mail Code: NC1-027-20-05, Charlotte, North Carolina 28255, Attention: Greg Lumelsky, and (b) in the case of BACCS, to Banc of America Consumer Card Services, LLC, 401 North Tryon Street, Mail Code: NC1-007-07-17, Charlotte, North Carolina 28255, Attention: Scott McCarthy, with a copy to Banc of America Consumer Card Services, LLC, 214 North Tryon Street, Mail

Code: NC1-027-20-05, Charlotte, North Carolina 28255, Attention: Greg Lumelsky; or, as to each party, at such other address as shall be designated by such party in a notice to the other party in accordance with this Section 8.03.
Section 8.04.  Severability of Provisions.  If any one or more of the covenants, agreements, provisions, or terms of this Agreement shall for any reason whatsoever be held invalid, such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, and terms of this Agreement and shall in no way affect the validity or enforceability of such remaining covenants, agreements, provisions, and terms of this Agreement.
Section 8.05.  Assignment.  This Agreement may not be assigned by any party hereto, except with the prior written consent of the other party (which may be given or withheld in its sole and absolute discretion), and any such prohibited assignment shall be void.  Notwithstanding the above, any party hereto shall have the right to assign its interest in this Agreement to an affiliate directly or indirectly controlled by such party, provided that such assigning party provides written notice of such assignment to the other parties hereto, within ten (10) days of said assignment.
Section 8.06.  Further Assurances.  BACCS and BANA agree to do and perform, from time to time, any and all acts and to execute any and all further instruments required or reasonably requested by the other party more fully to effect the purposes of this Agreement, including the execution of any financing statements or amendments thereto or equivalent documents relating to the Conveyed Assets for filing under the provisions of the UCC or other law of any applicable jurisdiction.
Section 8.07.  No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of BACCS or BANA, any right, remedy, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.  The rights, remedies, powers, and privileges herein provided are cumulative and not exhaustive of any rights, remedies, powers, and privileges provided by law.
Section 8.08.  Counterparts.  This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.
Section 8.09.  Binding; Third‑Party Beneficiaries.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
Section 8.10.  Merger and Integration.  This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement.  This Agreement may not be modified, amended, waived, or supplemented except as provided herein.

Section 8.11.  Headings.  The headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.
Section 8.12.  Schedules and Exhibits.  The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.
Section 8.13.  Survival of Remedies.  All remedies set forth in this Agreement shall survive the termination of this Agreement.
Section 8.14.  Clarifying Items Relating to Original Receivables Contribution and Sale Agreement and Receivables Participation Agreement.
(a)  To the extent this Agreement requires that certain actions are to be taken as of a date prior to the date of this Agreement, the taking of such action by the applicable party under the Original Receivables Contribution and Sale Agreement or the Receivables Participation Agreement, as applicable, shall constitute satisfaction of such requirement and BACCS confirms the actions taken by it prior to the date of this Agreement under the Receivables Participation Agreement and the Original Receivables Contribution and Sale Agreement and BANA confirms the actions taken (i) by FIA prior to the date of this Agreement under the Original Receivables Contribution and Sale Agreement and (ii) by BANA (USA) prior to the date of the Original Receivables Contribution and Sale Agreement under the Receivables Participation Agreement.
(b)  Each of BACCS and BANA hereby confirms (i) that prior to the Merger Date, the Original Receivables Contribution and Sale Agreement governed the contribution and sales of receivables from FIA to BACCS, (ii) all sales, contributions and related actions taken by (A) BANA (USA) and BACCS in connection with the Receivables Participation Agreement and (B) FIA and BACCS in connection with the Original Receivables Contribution and Sale Agreement, (iii) that any rights and obligations created or incurred pursuant to the Original Receivables Contribution and Sale Agreement carry forward to the applicable party under this Agreement, and (iv) that all representations, warranties, covenants and agreements in the Original Receivables Contribution and Sale Agreement applicable to any date prior to the Merger Date remain in full force and effect with respect to such dates.
(c)  All references to the Receivables Participation Agreement and the Original Receivables Contribution and Sale Agreement in any other instruments or documents shall be deemed to constitute a reference to this Agreement on and after the date hereof.
[END OF ARTICLE VIII]

IN WITNESS WHEREOF, BACCS and BANA have caused this Second Amended and Restated Receivables Contribution and Sale Agreement to be duly executed by their respective officers as of the date first above written.

BANK OF AMERICA, NATIONAL ASSOCIATION

By: /s/ Keith W. Landis
Name: Keith W. Landis
Title: Vice President

BANC OF AMERICA CONSUMER CARD SERVICES, LLC

By: /s/ Scott W. McCarthy
Name: Scott W. McCarthy
Title: Senior Vice President

[Signature Page to Second Amended and Restated Receivables Contribution and Sale Agreement]

SCHEDULE 1
ACCOUNT SCHEDULE

S-1

SCHEDULE 2
LIST OF ADDITIONAL EXCLUDED ACCOUNTS
The accounts listed below are Excluded Accounts as defined in the Second Amended and Restated Contribution and Sale Agreement (the "Agreement"), dated as of October 1, 2014 and as amended, modified, or otherwise supplemented from time to time, by and between Bank of America, National Association ("BANA") and Banc of America Consumer Card Services, LLC ("BACCS"), and this Schedule 2 to the Agreement is the Additional Excluded Account Schedule as defined in the Agreement and is being delivered as of the date listed below pursuant to Section 2.02 of the Agreement.

Excluded Accounts

All VISA® accounts, MasterCard® accounts, and other similar domestic consumer revolving credit card accounts having 16‑digit account numbers, the account numbers of which include '9' as the 8th and 9th digits.

All American Express® accounts and other similar domestic consumer revolving credit card accounts having 15‑digit account numbers, the account numbers of which include '9' as the 7th and 8th digits.
IN WITNESS WHEREOF, BANA and BACCS have caused this Schedule 2 to be duly modified by their respective officers as of this 1st day of October, 2014.

BANK OF AMERICA, NATIONAL ASSOCIATION

By: /s/ Keith W. Landis
Name: Keith W. Landis
Title: Vice President

BANC OF AMERICA CONSUMER CARD SERVICES, LLC

By: /s/ Scott W. McCarthy
Name: Scott W. McCarthy
Title: Senior Vice President

S-2